EXHIBIT 99.3 Resignation Letter, dated September 6, 2010, tendered by Paula J. Dobriansky
From the Desk of:
The Honorable Paula J. Dobriansky
September 6, 2010
Dear Mr. Guo:
I am writing to inform you of my resignation from the board of Duoyuan Printing.
During the September 6 Board telephone call regarding the ongoing audit of Duoyuan Printing, I indicated my position that the company should address all allegations directly and expeditiously. This would require providing the necessary information solicited and continued usage of the same firm conducting the current audit. As I stated, not to stay the course in the middle of this investigation is quite problematic.
As a board member who believes that transparency is essential to the fabric of any company, I expressed concern about this particular matter and would have liked to have seen an immediate resolution. Not to do so, I believe, impacts on the company’s fundamental corporate governance. This is a troubling circumstance for me. Unfortunately, given the outcome of the recent phone call, I do not find that my board participation in Duoyuan Printing can continue.
Sincerely,
/s/ Paula J. Dobriansky
Paula J. Dobriansky
Mr. Wenhua Guo
CEO, Duoyuan Printing
Beijing, PRC
Cc: William J. Conti, Baker Hostetler, LLP